CORPORATE PARTICIPANTS

Tripp Sullivan

Corporate Communications — IR

Robert Alderson

Kirkland’s — President and CEO

Mike Madden

Kirkland’s — SVP and CFO

CONFERENCE CALL PARTICIPANTS

Neely Tamminga

Piper Jaffray — Analyst

David Magee

SunTrust Robinson Humphrey — Analyst

PRESENTATION

Operator

Good day, everyone, and welcome to the Kirkland’s, Inc., conference call. Today’s call is being recorded.

At this time, for opening remarks and introductions, I would like to turn the call over to Mr. Tripp Sullivan of Corporate Communications. Please go ahead, sir.

Tripp Sullivan - Corporate Communications — IR

Thank you. Good morning and welcome to this Kirkland’s, Inc., conference call to review the Company’s results for the third quarter of fiscal 2008. On the call this morning are Robert Alderson, President and Chief Executive Officer; and Mike Madden, Senior Vice President and Chief Financial Officer.

The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were released earlier this morning in a press release that has been covered by the financial media. Except for historical information discussed during this conference call, the statements made by Company Management are forward-looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements involve known and unknown risks and uncertainties which may cause Kirkland’s actual results in future periods to differ materially from forecasted results. Those risks and uncertainties are more fully described in Kirkland’s filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K filed on May 1, 2008.

With that said, I will turn the call over to you, Robert.

Robert Alderson - Kirkland’s — President and CEO

Good morning, everyone. We appreciate you joining us today.

For the third quarter we are pleased to report a continuation of the improved sales trends and earnings performance we experienced in the first half. We continued our first-half comp improvement with another positive result in the third quarter, despite the impacts from Hurricane Ike and a deteriorating economic situation.

Like the first half, the third-quarter performance featured higher merchandise margins and lower operating expenses. Improvement in operating performance combined with the sale of our former headquarters building further strengthened our financial position.

Mike will now walk you through the third-quarter financial results, and I will follow up with some additional remarks. Mike?

Mike Madden - Kirkland’s — SVP and CFO

Good morning, everyone.

For the third quarter ended November 1, 2008, we reported a net loss of $1.5 million, or $0.07 per share, as compared to a net loss of $10.7 million, or $0.55 per share, in the prior-year quarter.

Net sales for the quarter decreased 3.2% to $85.9 million from $88.7 million for the prior year. Comparable store sales increased 1.2% for the quarter. During the quarter we operated with 31 fewer stores on average than the prior year, or a 9% decrease. Comp sales increased 2.2% in our mall stores and 0.8% in our off-mall stores.

The comp sales increase was driven by an increase in the average ticket, partially offset by a decline in the number of transactions. The average ticket was up 4%, reflecting an increase in items per transaction, partly offset by a decrease in the average retail selling price. Transactions decreased 2.8%, reflecting a slight decrease in traffic counts and flat conversion rates.

Sales were impacted during September by hurricanes, particularly in the Houston area. We estimate lost sales from the hurricanes to be approximately $350,000, or 40 basis points, in comp sales for the quarter. Based on a normal flow-through, we estimate the impact on earnings was only about $0.01 per share.

The high-volume geographic area with the strongest comps was Texas, offset by weaker comps in Florida and Arizona. Merchandising categories performing strongest were art, lamps, and furniture, each with strong sell-through and improved margin.

In real estate we opened three stores during the quarter. At the end of the quarter — we closed three stores during the quarter — pardon me. At the end of the quarter we operated 321 stores, 213 off-mall stores and 108 mall stores, representing a 66% off-mall/34% mall venue distribution. Total square footage under lease decreased 7.1% versus the prior-year quarter, while total store units declined by 9%.

Gross profit margin for the quarter increased to 33.3% of sales from 27.9% in the prior year. The components of reported gross profit margin were as follows. Merchandise margin increased 400 basis points as a percentage of sales as a result of strong sell-through of new merchandise resulting in fewer markdowns. Promotional activity was light and confined to planned item promotions targeted to weekend traffic.

Store occupancy costs decreased 150 basis points as a percentage of sales, primarily the result of the closing of underperforming stores as well as favorable lease renewals and extensions. The continued shift of the store base to less costly off-mall locations also helped the ratio.

Central distribution costs increased 10 basis points as a percentage of sales, as a result of a decreased revenue base. Freight costs were flat as a percentage of sales as compared to the prior-year quarter.

Operating expenses for the quarter were $25.5 million, or 29.6% of sales, as compared to $27.1 million, or 30.6% of sales, for the prior year. Within this line item, at the store level, operating expenses decreased 70 basis points as a percentage of sales for the quarter. This improvement was primarily the result of a reduction in advertising expenses. At the corporate level, the expense ratio decreased 30 basis points as compared to the prior-year quarter.

Prior-year results included $446,000 in expenses associated with the opening of our national office and $965,000 in severance charges related to personnel restructuring, which together amounted to $0.06 per share.

Depreciation and amortization was flat as a percentage of sales, reflecting a reduction in capital expenditures offset by the acceleration of depreciation on planned store closings.

Net interest expense was lower than the prior-year quarter, reflecting high borrowing levels in the prior year. We have not borrowed from our line of credit thus far in 2008, nor do we anticipate any borrowings for the remainder of the fiscal year.

The sale of our former corporate headquarters building announcing in this morning’s release resulted in a small loss on sale, which is included within the other expense line item on the statement of operations.

Similar to last quarter, there was no income tax benefit recorded for the quarter as a result of the valuation allowance on our deferred tax assets and our cumulative losses in recent annual periods. The benefit of $113,000 recorded during the quarter related to adjustments to our liability for uncertain tax positions required by accounting standards. In the prior-year quarter, we recorded in income tax expense of $1.8 million, or $0.09 per share.

Turning to the balance sheet, inventories at quarter end were $58.8 million, or $183,000 per store, as compared to $62.8 million, or $177,000 per store, a year ago. The per-store increase was primarily the result of heavy receipts in the last week of the quarter that were originally planned for the first week of the fourth quarter.

Looking at inventories on a per-square-foot basis, they were flat compared to the prior year. We’re comfortable with these levels of inventory entering the fourth quarter and believe the merchandise mix is fresh and current. We plan to end the fiscal year with inventory levels in the range of $39 million to $41 million, which would put us equal to or slightly higher on a per-store basis when compared with the prior year.

At the end of the quarter we had $2 million in cash and no borrowings outstanding under our revolving credit line. That’s a dramatic improvement from a year ago, when we ended the third quarter with borrowings outstanding of $20.8 million. As of the end of the quarter, total availability under the credit line was $45 million.

Capital expenditures were $268,000 for the quarter, mainly consisting of information technology and other maintenance CapEx projects. As mentioned in our press release, we closed on the sale of the former corporate headquarters building during October, and that sale resulted in net cash proceeds of approximately $2.8 million received during the quarter. For the full fiscal year we expect capital expenditures to be approximately $3 million. Net of landlord allowances, our capital expenditures are expected to total approximately $2 million for the year.

Looking forward to the fourth quarter, we’re expecting significant year-over-year improvement in our earnings performance. We’re cautiously optimistic about our merchandise and our plans for store execution for the holiday season, despite the travail in the marketplace.

Sales trends in November to date would suggest a continuation of our year-to-date trend, but we’re very early in the quarter, with Black Friday and several major traffic weeks still to come. Also the effect of the Thanksgiving calendar shift restricts our visibility.

Before turning it back over to Robert, I’ll provide an update on some of the financial initiatives that we have previously reported.

As it relates to store activity, we have completed our store openings for 2008, opening a total of three stores. We evaluated some additional locations for late 2008 openings but have determined that those will fall in the first quarter of 2009. We will increase our opening activity in 2009 but will remain focused exclusively on relocations of stores in proven markets.

We continue to pursue closings of unproductive stores and take advantage of lease expirations and kick-out opportunities, where appropriate. During the third quarter we closed three stores. The current expectation for additional closings in the fourth quarter is around 20 to 25 stores, heavily weighted toward January. This would amount to total closing for fiscal 2008 in the range of 37 to 42 stores.

As stated previously and in our release, we closed on the sale of the building in October. Combined with the sale of the corporate airplane earlier this year, we received net cash proceeds of approximately $3.7 million during the year through the sales of these two assets.

And also as previously reported, we collected in income tax refund of $2.8 million earlier this year, representing the carryback of a portion of last year’s loss to recover prior-year taxes paid. The remainder of our 2007 tax loss will be carried forward to future years. Consequently, this net operating loss carryforward will serve to offset any taxable income generated in fiscal 2008.

The third-quarter results have further strengthened our balance sheet position. We now don’t expect any borrowings under our credit facility this fiscal year, which positions us well to achieve a greatly improved cash position at the end of the fiscal year as compared to the prior year.

Now I’ll turn it back over to Robert.

Robert Alderson - Kirkland’s — President and CEO

Given the tumultuous events marking the third quarter, we’re truly pleased to be able to report a third consecutive quarter of positive comparable sales and strong improvement in earnings performance versus the prior-year period.

August started the quarter off with strong comp sales and margin improvement despite a summer spike in oil prices that affected some segments of the consuming market.

September was notable for hurricanes, especially in our important Houston market, which impacted earnings slightly. Hurricanes happen, and we typically recover in short order, as happened here. But resulting refinery closures and gas production slowdowns contributed to gasoline price spikes and actual fuel shortages in some of our strongest markets. Despite this, our stores continued to perform relatively well.

October presented a financial market meltdown of historic proportions. The combination over a relatively short period of time of housing slowdowns, credit issues, and devaluation in the housing markets, a rapid run-up in the price of oil and other energy sources, and finally, the financial market meltdown combined to rock the economy and jolt consumer confidence.

Kirkland’s was and is impacted by those systemic shocks, but our business remained relatively stable throughout the quarter. I think the best explanation for the lessened impact is that we had done much of our preparation work for tough times well in advance of this economic perfect storm. We had worked very hard for a year to prepare our merchandise offering both as to content and price, and to reposition with our customer base in our historical role of a high-value retailer so that our traffic conversion and other transactional metrics remained reasonably stable.

Most importantly, our relentless focus on merchandise gross margin improvement has allowed us to continue to strongly improve our earnings performance even in a less than robust sales environment.

Our three-year effort at improving our real estate base has begun to bear real fruit in the form of reduced expenses, especially in rent, with even better news to come next year as closure of a large group of unproductive stores occurs in late January through the first half of 2009.

Stringent and disciplined expense control is already firmly in place. All of these initiatives have helped us work towards a greatly improved balance sheet and liquidity position and put the Company in position to return to profitability this year.

So given the conditions existing with historically low levels of consumer confidence, an uncertain political environment, continued tight credit markets, an unraveling of financial institutions, and depressed real estate activity, how are we doing so far in the fourth quarter?

The good news is that the first 20 days of November are pretty much on plan, which is very encouraging. The fact that we are very early in the quarter before Thanksgiving weekend and facing a calendar shift mitigates reasonable certainty as to our outlook for the full quarter. Product gross margin continues to be strong but may be restrained somewhat later in the quarter by promotional needs if the season stalls significantly in our stores due to customer reticence on holiday spending.

Our risk as to product gross margin has been mitigated by a couple of things. First, as we’ve mentioned, we entered the quarter in a very clean inventory position. Second, we were already prepared with well-bought merchandise, enabling us to offer great prices and promote as necessary during what will undoubtedly be a highly promotional holiday period.

Our seasonal merchandise in Halloween and Harvest performed extremely well during the third quarter with an on-time exit, strong sell-throughs, and very good margins. Christmas seasonal merchandise started more slowly, but it has accelerated in the past three weeks so that we now expect it to perform at or close to plan, given our current experience.

A very important lift in business has been provided by a sizable component of value-priced, mostly impulse, giftable items we added to the mix this year to supplement fourth-quarter sales. These items have provided strong support by lifting items per transaction and average ticket, and will deliver good margin performance.

Mike mentioned that we intended to open more stores in 2009. We’re committed at this moment to a limited number of deals and will open only as many as we deem prudent under the circumstances. These stores will virtually all represent off-mall replacements of strong mall stores that have reached the end of the applicable lease. Our experience with these situations has shown us that developing the new stores will hardly impact our capital expenditure and almost unfailingly produce significantly higher sales and lower occupancy-related expenses, resulting in more profit.

That said, we will pay very close attention to the real estate market in the level of our business as we enter and proceed through 2009, and adjust our store-opening plan as necessary.

So far, so good. We have no special visibility into the remainder of the fourth quarter because the customer is stressed by so many factors, and the economic climate is marked by uncertainty. But what we do have is a well-positioned and prepared Company to weather the storm and to produce strong financial results. We have the ability to and will react to market conditions as needed.

We look forward to reporting to you on the results of the season in a few weeks. Thanks for your time and interest.

Operator, Mike and I are now available for questions from our listeners.

QUESTION AND ANSWER

Operator

(Operator instructions) Neely Tamminga, Piper Jaffray.

Neely Tamminga - Piper Jaffray — Analyst

Kind of a philosophical question here because just what you guys are doing is so commendable right now in this environment, and I think the results speak to themselves. So keep doing what you are doing there.

But just at what point do you decide to turn on the spigot of spending on talent acquisition, opportunities, inventory, new category growth? Clearly, you guys are actually gaining share by being [comp’ing] positive. Where do you think you are taking these people from, and what more do you think you can do for them? And when do you do that? Do you wait for the environment to actually improve, or do you actually capitalize on some of these opportunities while everybody else is quite weak?

Robert Alderson - Kirkland’s — President and CEO

Well, I think — and I’ll speak philosophically. I think there is not exactly an answer to this. I think you continue to feel your way through this environment. And our instinct at the moment is we don’t know how deep the lake is, so we remain, I think, reasonably cautious about spending and expansion. I think the way that we’re approaching the new units that we intend to add next year is reflective of that philosophy.

On the talent side, we are trying to make sure that we keep our Company sized for the level of business that we are doing. At the moment, I don’t think we’re particularly behind the curve with respect to people or systems or anything that we need to add to the mix. Downstream we certainly will improve our technology, and we’ll certainly add people as necessary. I’d like to be a little deeper in the merchandising group right now. And we’ll address that as appropriately — as appropriate.

But I think right now — I think caution is the word. I think we’d like to see a little stabilization in the economic environment before we do anything unusual.

Neely Tamminga - Piper Jaffray — Analyst

Sounds great. Good luck.

Operator

David Magee, SunTrust Robinson Humphrey.

David Magee - SunTrust Robinson Humphrey — Analyst

Just a question about maybe drilling down to the improvement that you’re seeing on the merchandising side. It’s my impression that you are taking a — department by department within the store and working to improve it. Can you talk a little bit about which departments you have really seen the most success with, and what your biggest opportunity may be for the next couple of quarters in terms of those same efforts?

Robert Alderson - Kirkland’s — President and CEO

Sure. When this new team took over sort of the September/October frame a year ago, we really started on a very systematic approach of trying to repair categories of business and trying to take a bite of this as something that we could handle. The first place for us to look was on the wall, and I think we’ve done a terrific job in repairing our art business. And it has certainly been a leader both in sales, in producing gross margin dollars, and producing a good margin. And I think that’s been a great success.

We’ll actually work really hard on the remaining components of the wall as we go into 2009 because we think we have opportunity there, specifically in mirrors and wall decor, the alternative side of it.

We also made a big commitment to returning our lamp business to profitability after three years of not doing so well with it, and we’ve done a really good job with that. We are very happy about how we are positioned in that category and what it can do for us going forward.

Furniture was the same situation. We needed to repair that. We’ll have a — we’ve had a big effort there, and it’s resulted in a really good results.

We worked really hard on textiles, and that’s something that we expect to be a much better margin performer in 2009 and to present a really nice offering to our customer and something that will help our business.

We’re shown improvement this year in the lighting and candle side of the business, and we think there’s still big opportunity there.

Dec access has been very steady for us throughout the year, and the seasonal side of our business has been very helpful in the third quarter, and we expect it to be throughout the fourth quarter.

So we have opportunities yet to improve our merchandising both in gross margin and sales, and we are very systematically approaching that and doing what we can as fast as we can to get it all working together.

David Magee - SunTrust Robinson Humphrey — Analyst

Obviously, there has been a lot of noise in the marketplace, which you have articulated well in your remarks, Robert, but specifically on the gas price pullback here of late, are you seeing any meaningful uptick in terms of customer behavior from that factor alone?

Robert Alderson - Kirkland’s — President and CEO

We really didn’t. In the summer when prices — when oil spiked and the upped price in gas began to affect the economy, we really didn’t see a lot of negative effect from that. Our traffic in basically the whole business was improving pretty nicely through August. We had seen traffic that started out the year negative; actually, it worked its way to the point where it was positive. We’ve seen continued good conversion, great items-per-transaction performance in our store — a lot of good things happening up to the month of August.

It has just been in the last two months as we have seen sort of a combination of all those things happening along with the things going on in the economy, both in the credit markets and in the financial institution situation itself, that seem to affect the customer the most. I really don’t think that there has been a noticeable reaction in terms of increased traffic or significantly increased spending as a result of consumers having a little bit more money in their pocket from gas prices going down. So I think there’s going to be some lag on that.

And I think everybody is waiting, really, for a little stability and to feel a — and sort of breathe a sigh of relief and feel like things are going to be somewhat more normalized going forward.

David Magee - SunTrust Robinson Humphrey — Analyst

Yes, I would agree.

Operator

(Operator instructions) At this time I will turn it back over to Management for any closing remarks.

Robert Alderson - Kirkland’s — President and CEO

Thanks for joining us today. We appreciate your interest and look forward to speaking with you in a few weeks about the fourth quarter. Thank you.

Operator

Thank you. Ladies and gentlemen, this concludes the Kirkland’s, Inc., conference call. You may now disconnect. Thank you for using AT&T Conferencing.